Hashdex Commodities Trust POS AM

Exhibit 5.1

January 16, 2026

Hashdex Commodities Trust

c/o Hashdex Asset Management Ltd.

19 West 44th Street, Suite 200

New York, NY 10036

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed by Hashdex Commodities Trust, a Delaware statutory trust organized in series (the “Trust”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), beneficial interests in a series of the Trust (“Shares”) designated as Hashdex Bitcoin ETF (the “Fund”), as specified in the Registration Statement.

We are acting as counsel for the Trust and its Sponsor, Hashdex Asset Management Ltd. (the “Sponsor”), in connection with the issue and sale by the Trust of the Shares. We have examined (a) the Registration Statement and the prospectus (the “Prospectus”), which forms a part of the Registration Statement, in the form being filed with the Commission, (b) the Certificate of Trust of the Trust, as amended by that certain Certificate of Amendment to Certificate of Trust, dated as of January 15, 2026, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 15, 2026 (the “Certificate of Trust”), (c) the Trust’s Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”) in effect on the date of this opinion letter, (d) a Certificate of Good Standing for the Trust, dated January 15, 2026, obtained from the Secretary of State, (e) resolutions of the Sponsor acting on behalf of the Trust relating to the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement, and (f) such other documents and records, and such matters of law, as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification (a) the genuineness of all signatures on documents submitted to us for examination, (b) the legal capacity of natural persons, (c) the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents and (d) that all certificates issued by public officials have been properly issued and that such certificates remain accurate on the date of this letter.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied with your approval upon certificates of public officials, upon certificates of officers of the Sponsor on behalf of the Trust and upon such other certificates as we deemed appropriate. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited to Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”). We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

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Hashdex Commodities Trust

January 16, 2026

Our opinions set forth below are limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

Based upon and subject to the foregoing, we are of the opinion that when (i) Shares have been offered and sold as described in the Registration Statement, the Prospectus and the Trust Agreement and (ii) such Shares have been delivered to the purchasers thereof and the agreed consideration has been fully paid at the time of such delivery by such purchasers:

1.            such Shares will be validly issued; and

2.            the purchasers of such Shares will have no obligation to make payments to the Trust or its creditors or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of such Shares.

This opinion letter is limited to the matters expressly set forth herein, and no opinion may be inferred beyond those expressly stated. Our opinions expressed herein are as of the date hereof, and we have no obligation to update this letter or to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the Shares currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Eversheds Sutherland (US) LLP

Eversheds Sutherland (US) LLP